Exhibit 99.1
Veoneer completes divestiture of Japan and China operations of Brake system joint venture
Stockholm, Sweden, February 3, 2020 - Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), the world’s largest pure-play company focused on Advanced Driving Assistance Systems and Automated Driving, has completed the sale of its 51% ownership in the Japanese (VNBJ) and Chinese (VNBZ) entities that comprise Veoneer Nissin Brake Systems (VNBS) to its joint venture partner Nissin-Kogyo Co., Ltd. and Honda Motor Co., Ltd.
On October 30, 2019, the parties first announced the execution of definitive agreements related to the divestiture of VNBJ and VNBZ. The aggregate purchase price is approximately $176 million. In connection with the closing of the transactions, Veoneer is being repaid an outstanding intercompany loan of approximately $20 million. In January 2020, Veoneer received an additional special dividend of approximately $5 million from the joint venture. The divestiture of VNBJ and VNBZ was structured as two separate transactions each of which was completed on February 3, 2020. The net effect on cash is expected to be around $170 million.
This divestiture was the next step in the strategic review of Veoneer’s brake systems business first announced in early 2019. On June 28, 2019, Veoneer acquired Nissin Kogyo’s interests in the US operations of VNBS and Veoneer now owns 100% of such US operations (now named Veoneer Brake Systems, or VBS).
For more information please contact:
Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27
Ray Pekar, Investor Relations, tel +1 (248) 794-4537
Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Founded in 2018, Veoneer builds on a heritage of close to 70 years of automotive safety development. Headquartered in Stockholm, Sweden, Veoneer has 9,200 employees in 13 countries. In 2018, sales amounted to $2.2 billion. Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.
Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.